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                                                                 Exhibit 6.11(e)


                            FOURTH AMENDMENT TO LEASE


        This FOURTH AMENDMENT TO LEASE (this "Amendment") is made as of this 3rd day of March, 1999, by and between FIRST GRACIE, LIMITED LIABILITY COMPANY, a Delaware limited liability company ("Landlord"), and NETWORLD.COM, INC., an Arizona corporation dba FUTURE ONE ("Tenant").

                                    RECITALS

        A. INDELA CAMELSQUARE LIMITED LIABILITY COMPANY, an Arizona limited liability company ("INDELA") and Tenant executed that certain Lease dated November 28, 1995, First Amendment to Lease dated February 7, 1997, Second Amendment to Lease dated January 20, 1998 and Third Amendment to Lease dated March 6, 1998 (the "Lease") pursuant to which Tenant leased certain premises commonly known as 4250 East Camelback Road, Suites K114, K192, K195, K190 and K112, Phoenix, Arizona 85018 ("Premises"). The Landlord has succeeded to all of INDELA's right, title and interest as the Landlord under the Lease and as such is the Landlord under the Lease.

        B. Landlord and Tenant, hereby express their mutual desire and intent to expand the Premises and amend by this writing those terms, covenants and conditions contained in the Lease as set forth herein.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

        1. Defined Terms. Except for those terms expressly defined in this Amendment, all capitalized terms used herein shall have the meanings set forth in the Lease.

        2. Expansion Premises. The leased Premises shall be increased from approximately 5,764 square feet to approximately 7,740 square feet (an increase of approximately 1,976 square feet). The Landlord hereby leases to Tenant and Tenant leases from Landlord, the Expansion Premises being Suite K124 (approximately 1,587 contiguous rentable square feet) and Suite K152 (approximately 389 contiguous rentable square feet) more particularly described on attached Exhibit "A-1."

        3. Effective Date. This Amendment shall be effective April 1, 1999.

        4. Lease Term. The Term of the Lease shall be for a period of one (1) year and ten (10) months commencing on April 1, 1999 and expiring on January 31, 2001. Said expansion shall expire coterminously with existing Lease and subsequent amendments to Lease.

        5. Rent. Commencing upon the Effective Date, rent for the Expansion Premises shall be made to Landlord in monthly installments plus applicable tax as outlined below and will


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be in addition to the Minimum Rent being paid for the leased Premises consisting of Suites K112, K114, K190, K192 and K195.

                                 PSF RATES
                               (SUITE K152 &
 PERIOD            DATES           K124)        MONTHLY RENT      PERIOD RENT
================================================================================

                 04/01/99
12 Months         through         $19.00          $3,128.67       $37,544.04
                 03/31/00

                 04/01/00
10 Months         through         $20.00          $3,293.33       $32,933.30
                 01/31/01

        *The Minimum Rent per Month and Annual Rent amounts do not include applicable rental tax charges which taxes are subject to change in accordance with local, county, and state taxing authorities.

        6. Tenant Improvements. Landlord shall provide a Tenant Improvement Allowance of $9,880.00 ($5.00 per square foot) for 1,976 square feet of expansion space. Tenant shall employ a licensed, bonded and insured contractor to perform the improvements. Upon completion of the Tenant Improvements, Landlord shall credit Tenant $9,880.00 towards rent.

        7. Base Year/Operating Expenses. Tenant shall receive a 1999 Base Year for the Expansion Premises (Suites K124 and K152) and shall continue to receive a 1998 Base Year for the remainder of the leased Premises (Suites K112, K114, K190, K192 and K195) in determining the Tenant's responsibility regarding its prorata share of Operating Expenses that exceed the actual operating costs of the Building incurred in the calendar year as Additional Rent. This prorata share is subject to adjustment from time to time to reflect any changes in the size of the (a) Premises or (b) any correction in the net rentable area of the Building from a measurement that Landlord may cause to be made.

        8. Security Deposit. A Security Deposit in the amount of $9,350.00 is presently being held by Landlord. Upon the execution of this Amendment, Tenant shall pay an additional $3,800.00 Security Deposit for a total deposit of $13,150.00.

        9. Parking. Tenant shall continue to receive eight (8) reserved parking spaces at $35.00 each per month. Landlord shall provide two (2) additional reserved parking spaces at $35.00 per month for a total of ten (10) reserved parking spaces at a total of $350.00 plus applicable taxes for the term of the Lease. Landlord reserves the right to designate or change the location of parking spaces at such time as Landlord deems necessary.

        10. Janitorial. Landlord shall not provide janitorial services to the Leased Premises. Further, the Tenant shall not be provided any credit or monetary allowance as compensation for not receiving said janitorial services. Tenant shall, however, maintain the Premises in an acceptable condition at all times.


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        11. HVAC. Tenant shall receive twenty-four (24) hour air conditioning in the Expansion Premises (Suites K152 and K124) at a cost of $250.00 per month.

        12. Continuing Obligations. Tenant hereby acknowledges and agrees that Tenant shall remain liable for any and all of Tenant's duties and obligations under the Lease accruing prior to the date of this Amendment, including, without limitation, the payment of all Monthly Installments of Rent and Tenant's Proportionate Share of Operating Expenses and taxes.

        13. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        14. Attorney's Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Amendment, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Amendment, the successful or prevailing party, whether by judgment or out-of-court settlement, shall be entitled to recover from the losing party all costs and expenses incurred therein, including reasonable attorneys' fees.

        15. Severability. If any provision of this Amendment or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Amendment or the application of such provision to such person or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

        16. Governing Law. This Amendment shall be deemed to have been entered into in the State of Arizona and shall be governed by and construed in accordance with the laws of the State of Arizona.

        17. Due Authority. Tenant hereby represents and warrants to Landlord that this Amendment has been duly authorized and that the person executing this Amendment on behalf of Tenant has all necessary power and authority to execute this Amendment on behalf of Tenant and that no consent of any other person or entity is required for the execution or performance of this Amendment.

        18. Effect of Amendment. Except as expressly modified herein and previously amended, the Lease shall continue in full force and effect. In the event of any conflict between the terms of the Lease and the terms of this Amendment, this Amendment shall control.


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        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

TENANT:                                LANDLORD:

NETWORLD.COM, INC., an Arizona         FIRST GRACIE, LIMITED LIABILITY
corporation dba FUTURE ONE             COMPANY, a  Delaware limited liability
                                       company

By:  /s/ Kendall Q. Northern            By:  /s/ Bradley A. Settleman
     -----------------------------           -----------------------------------
     Kendall Q. Northern                     Bradley A. Settleman
Its: President                          Its: Vice President

Dated:  March 3, 1999                   Dated:  March 4, 1999
       ---------------------------              --------------------------------


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                                   EXHIBIT A-1
                                 LEASED PREMISES


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